PRESS RELEASE

FOR: STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations (952) 294-3416, sglenn@stratasys.com

STRATASYS BOARD AUTHORIZES COMPANY TO REPURCHASE UP TO $20 MILLION OF ITS COMMON STOCK
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MINNEAPOLIS, October 27, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today announced that its board of directors has authorized the company to repurchase up to $20 million of its common stock. This announcement supersedes the previous stock repurchase authorization for $10 million.

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers; and offers rapid prototyping and manufacturing services. According to Wohlers Report 2005, the company supplied 36 percent of all systems installed worldwide in 2004, making it the unit market leader. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from any 3D CAD program using ABS plastic, polycarbonate, and PPSF. The company holds 175 granted or pending rapid prototyping patents. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company, go to www.Stratasys.com; www.DimensionPrinting.com or www.RedEyeRPM.com.

This release is also available on the Stratasys Web site at www.Stratasys.com.